Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We, KPMG LLP, consent to the incorporation by reference in the Registration Statement No. 333-226131 on Form S-8 of Cronos Group Inc. (the “Company”), of our reports dated March 30, 2020, with respect to the consolidated financial statements of the Company, which comprise the consolidated balance sheets as at December 31, 2019 and December 31, 2018, the related consolidated statements of net income (loss) and comprehensive income (loss), changes in shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting included herein.
Our report dated March 30, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.
Material weaknesses related to the following were identified:

•	Risk Assessment: The Company did not appropriately design controls to monitor and respond to changes in its business in relation to our transactions in the wholesale market.

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Segregation of Duties: The Company did not maintain adequately designed controls on segregation of purchase and sale responsibilities to ensure accurate recognition of revenue in accordance with generally accepted accounting principles in the United States; and

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Non-Routine Transactions: The Company’s controls were not effective to ensure that non-routine transactions, including deviations from contractually established sales terms were authorized, communicated, identified and evaluated for their potential effect on revenue recognition.

Our report dated March 30, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that the Company acquired four Redwood Holding Group, LLC operating subsidiaries (collectively “Redwood”) during 2019, and management excluded these entities from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019. Redwood constituted 16.0% of total assets and 14.2% of total revenues of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Redwood.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants

March 30, 2020
Vaughan, Canada